As filed with the Securities and Exchange Commission on January 31, 2017

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Jagged Peak Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-3943703
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1125 17th Street, Suite 2400
Denver, Colorado 80202

(Address, including zip code of Registrant’s principal executive offices)

Jagged Peak Energy Inc.

2017 Long Term Incentive Plan

Jagged Peak Energy Inc.
Management Incentive Plan
of JPE Management Holdings LLC

(Full title of the plan)

Christopher I. Humber

Executive Vice President, General Counsel & Secretary

1125 17th Street, Suite 2400

Denver, Colorado 80202

(720) 215-3700

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Douglas E. McWilliams

Julian J. Seiguer

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, TX 77022

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Jagged Peak Energy Inc. 2017 Long Term Incentive Plan	Common Stock, par value $0.01 per share	26,500,000	(1)	$14.60	$386,900,000.00	$44,841.71
Jagged Peak Energy Inc. Management Incentive Plan of JPE Management Holdings LLC	Common Stock, par value $0.01 per share	10,236,958	(2)	$14.60	$149,459,586.80	$17,322.37
Total						$62,164.08

(1)                                 Represents shares of common stock, par value $0.01 per share (the “Common Stock”), of Jagged Peak Energy Inc. (the “Registrant”) reserved for issuance under the Jagged Peak Energy Inc. 2017 Long Term Incentive Plan (the “2017 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock of the Registrant as may become issuable pursuant to the adjustment provisions of the 2017 Plan.

(2)                                 Represents shares of the Common Stock of the Registrant to be issued under the Jagged Peak Energy Inc. Management Incentive Plan of JPE Management Holdings LLC (the “Management Holdco Plan”).

(3)                                 Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price for the Common Stock being registered hereby is based on a price of $14.60 per share, which is the average of the high and low trading prices for a share of Common Stock as reported on the NYSE on January 30, 2017.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in each of the 2017 Plan and the Management Holdco Plan, as applicable, document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)                                 The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on January 30, 2017 relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-215179), originally filed with the Commission on December 19, 2016;

(b)                                 The Registrant’s Current Report on Form 8-K filed with the Commission on January 31, 2017;

(c)                                  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration document referred to in (a) above; and

(d)                                 The description of common stock included under the caption “Description of Capital Stock” contained in the prospectus forming part of the Registrant’s Registration Statement on Form S-1 (File No. 333-215179), which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A (File No. 001-37995), filed pursuant to Section 12 of the Exchange Act, on January 24, 2017 including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws contain provisions that limit the liability of its directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability:

•                  for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•                  for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law;

•                  under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•                  for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and officers will be further limited to the fullest extent permitted by the DGCL.

The Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by Delaware law.  The Registrant’s amended and restated bylaws also permit the Registrant to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as the Registrant’s officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. The Registrant intends to enter into indemnification agreements with each of its current and future directors and executive officers. These agreements will require the Registrant indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The 2017 Plan provides that the committee administering the 2017 Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant, its general partner or their affiliates, or the Registrant’s or its general partner’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the 2017 Plan. Members of the committee and any officer or employee of the Registrant, its general partner or any of their affiliates acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the 2017 Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

The above discussion of the DGCL, the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, indemnification agreements and the Registrant’s maintenance of directors’ and officers’ liability insurance and the 2017 Plan is not intended to be exhaustive and is qualified in its entirety by reference to such statute or applicable document.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on January 31, 2017.

JAGGED PEAK ENERGY INC.

By:	/s/ Joseph N. Jaggers

	Name:	Joseph N. Jaggers
	Title:	Chairman, Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph N. Jaggers and Christopher I. Humber, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in their capacities indicated and on January 31, 2017.

Signature	Title

/s/ Joseph N. Jaggers	Chairman, Chief Executive Officer and President
Joseph N. Jaggers	(Principal Executive Officer)

/s/ Robert W. Howard	Executive Vice President, Chief Financial Officer
Robert W. Howard	(Principal Financial Officer)

/s/ Shonn D. Stahlecker	Controller
Shonn D. Stahlecker

/s/ Charles D. Davidson	Director
Charles D. Davidson

/s/ S. Wil VanLoh, Jr.	Director
S. Wil VanLoh, Jr.

/s/ Blake A. Webster	Director
Blake A. Webster

/s/ Roger L. Jarvis	Director

Roger L. Jarvis

/s/ James J. Kleckner	Director
James J. Kleckner

/s/ Michael C. Linn	Director
Michael C. Linn

/s/ John R. Sult	Director
John R. Sult

/s/ Dheeraj Verma	Director
Dheeraj Verma

EXHIBIT INDEX

Exhibit Number	Description

4.1

Form of Amended and Restated Certificate of Incorporation of Jagged Peak Energy Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333-215179), filed with the Commission on January 6, 2017).

4.2

Form of Amended and Restated Bylaws of Jagged Peak Energy Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333-215179), filed with the Commission on January 6, 2017).

4.3

Jagged Peak Energy Inc. 2017 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37995), filed with the Commission on January 31, 2017).

4.4

Form of Amended and Restated Limited Liability Company Agreement of JPE Management Holdings LLC (incorporated by reference to Exhibit 10.9 to the Registrant’s Amended Registration Statement on Form S-1/A (File No. 333-215179), filed with the Commission on January 13, 2017).

4.5*	Form of Restricted Stock Unit Award Agreement (for Directors).

4.6*	Form of Notice of Grant of Restricted Stock Units (for Directors).

4.7*	Form of Restricted Unit Agreement (for Series B Units).

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of KPMG LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Ryder Scott Company, LP.

23.4*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

* Filed herewith.